Item 77D - DWS Global Inflation Fund (a series of DWS Income Trust)
Effective on or about May 31, 2013, QS Investors,
LLC ("QS Investors") will no longer serve as subadvisor to the fund. All references to QS
Investors are hereby deleted.
Effective on or about May 31, 2013, all disclosure and references in the fund's prospectus to the "Global Tactical Asset Allocation Overlay
Strategy," "GTAA," "GTAA strategy" or "GTAA risk" are hereby deleted.

Item 77D - DWS Short Duration Fund (a series of DWS Income Trust)
Effective on or about May 1, 2013, QS Investors,
LLC ("QS Investors") will no longer serve as subadvisor to the fund. All references to QS
Investors are hereby deleted.
Effective on or about May 1, 2013, all disclosure and references in the fund's prospectus to the "Global Tactical Asset Allocation Overlay
Strategy," "GTAA," "GTAA strategy" or "GTAA risk" are hereby deleted.




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Reporting\DeAM\Production\2013\09.2013\NSAR\NSA
R Drafts\DWS Income Trust\Item 77D GI.doc